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                                                               Exhibit (a)(1)(G)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase dated April 17, 2001 and the related Letter of Transmittal and any amendments or supplements thereto and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In those jurisdictions where securities laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by Georgeson Shareholder Securities Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                    (INCLUDING THE ASSOCIATED SERIES B JUNIOR
                 PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                           EXIGENT INTERNATIONAL, INC.
                                       AT
                               $3.55 NET PER SHARE
                                       BY
                              MANATEE MERGER CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                               HARRIS CORPORATION

         Manatee Merger Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Harris Corporation, a Delaware corporation ("Harris"), is offering to purchase all outstanding shares of Common Stock (including the associated Series B Junior Participating Preferred Stock Purchase Rights), par value $0.01 per share (the "Shares"), of Exigent International, Inc., a Delaware corporation (the "Company"), at a purchase price of $3.55 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 17, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context indicates otherwise, all references to Shares shall include the associated Rights issued pursuant to the Rights Agreement dated as of October 27, 1998, between the Company and Reliance Trust Company, as amended. The purpose of the Offer is for Harris to acquire a majority voting interest in the Company as a first stop in acquiring all of the equity of the Company.

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 2, 2001 (the "Merger Agreement"), among Harris, the Offeror and the Company. The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by Harris, the Offeror or any wholly owned subsidiary of Harris or Shares held by shareholders who perfect their appraisal rights under the DGCL) will be canceled and converted into the right to receive $3.55 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, MAY 15, 2001, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES THAT, WHEN COMBINED WITH THE SHARES, IF ANY, ALREADY OWNED BY HARRIS AND ITS DIRECT OR INDIRECT SUBSIDIARIES, CONSTITUTE AT LEAST 51% OF THE COMPANY'S THEN OUTSTANDING "VOTING SHARES" (DEFINED AS THE SHARES, THE THEN ISSUED AND OUTSTANDING SHARES OF THE COMPANY'S CLASS A PREFERRED STOCK, PAR VALUE $0.01 PER SHARE, AND ALL SHARES ISSUABLE UNDER OPTIONS (AS DEFINED IN THE MERGER AGREEMENT) THAT ARE OR MAY BECOME EXERCISABLE BETWEEN SUCH EXPIRATION DATE AND THE EFFECTIVE TIME OR UNDER ANY OTHER OPTION, WARRANT, CONVERTIBLE SECURITY OR RIGHT OR OTHER COMMITMENT OR ARRANGEMENT) (THE "MINIMUM CONDITION") AND (II) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15 OF THE OFFER TO PURCHASE.

         In connection with the Merger Agreement, Harris and the Offeror entered into a Voting and Tender Agreement dated as of April 2, 2001 with Bernard R. Smedley, Chairman of the Board and Chief Executive Officer of the Company, whereby he has agreed, among other things, to tender all of his Shares pursuant to the Offer.



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         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE
MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to Mellon Investor Services, L.L.C. (the "Depositary") of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which shall act as agent for tendering holders of Shares for the purpose of receiving payment from the Offeror and transmitting payment to the tendering holders of Shares. Payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a properly completed and executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer of Shares, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

         If the Minimum Condition or any other condition to the Offer is not satisfied by 12:00 Midnight, New York City time, on Tuesday, May 15, 2001 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, elect to (i) withdraw the Offer or allow it to expire and not accept for payment any Shares and return all tendered Shares to tendering holders of Shares, (ii) extend the Offer as provided in the Merger Agreement and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, or (iii) waive such condition (in the case of the Minimum Condition, with the consent of the Company) and purchase all Shares validly tendered and not withdrawn prior to expiration of the Offer. The Offeror reserves the right, in its sole discretion, to terminate the Offer if, at any time prior to the payment for Shares pursuant to the Offer, any of the conditions set forth in the Offer to Purchase that relate to the Offeror's obligations to purchase the Shares, including the Minimum Condition, have not been satisfied.

         The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Tuesday, May 15, 2001, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire. The Offeror does not currently intend to make a subsequent offering period available following the Expiration Date pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although it reserves the right to do so.

         Subject to the limitations set forth in the Offer and the Merger Agreement, the Offeror reserves the right, at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering holder of Shares to withdraw such holder's Shares. Under no circumstances will the Offeror pay interest on the purchase price for tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

         Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment, may also be withdrawn at any time after June 16, 2001. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if certificates representing Shares have been tendered) the name in which the certificates or agreements are registered, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's


                                       2
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procedures. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding on all parties.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided to the Offeror its lists of holders of Shares and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the lists of holders of Shares or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Holders of Shares should consult with their own tax advisors as to the specific tax consequences of the Offer and the Merger to them. See Section 5 of the Offer to Purchase for additional information.

         Any questions or requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Offeror's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent and the Dealer Manager for soliciting tenders of Shares pursuant to the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:                         THE DEALER MANAGER FOR THE OFFER IS:

[GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]                [GEORGESON SHAREHOLDER SECURITIES CORPORATION LOGO]


                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                    ALL OTHERS CALL TOLL FREE: (800) 223-2064

APRIL 17, 2001

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